Exhibit 3.4

FIRST AMENDMENT

TO

AMENDED AND RESTATED BYLAWS

OF

CARROLS RESTAURANT GROUP, INC.

(effective as of April 30, 2019)

Each reference to “Carrols Holdco Inc.” in the Amended and Restated Bylaws of Carrols Restaurant Group, Inc. (the “Corporation”) is hereby deleted and replaced with a reference to “Carrols Restaurant Group, Inc.”.

Section 11(A)(2) of the Amended and Restated Bylaws of the Corporation is hereby amended and restated in its entirety as follows:

“(2) Without qualification, for any nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary (other than a request for inclusion of a proposal in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act) at the principal executive offices of the Corporation (a) in the case of the first annual meeting of the Corporation following the effectiveness of the First Amendment to these Bylaws, not more than one hundred twenty days, nor less than ninety days prior to June 7, 2019, provided, however, that in the event that the date of the first annual meeting is advanced by more than thirty days, or delayed by more than seventy days, from June 7, 2019, notice by the stockholder to be timely must be so delivered (i) not more than the one hundred twentieth day prior to such annual meeting and (ii) not less than (y) the close of business on the later of the ninetieth day prior to such annual meeting or (z) the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation, and (b) in the case of any subsequent annual meeting of the Corporation, not more than one hundred twenty days, nor less than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days, or delayed by more than seventy days, from such anniversary date, notice by the stockholder to be timely must be so delivered (i) not more than the one hundred twentieth day prior to such annual meeting and (ii) not less than (y) the close of business on the later of the ninetieth day prior to such annual meeting or (z) the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. Such stockholder’s notice (whether given pursuant to this Section 11(A)(2) or Section 11(B) to the Secretary of the Corporation) shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand; (b) as to any other business (other than a nomination of a director or directors) that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting, any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and a description of all agreements, arrangements or understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the Corporation which are directly or indirectly owned beneficially and of record by such stockholder and such beneficial owner, and that such shares have been held for the period required by any applicable law, (iii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether such stockholder is a party to any arrangement, contract or understanding (such as derivative transactions, put or call arrangements, short positions, hedging, swap or stock lending arrangements) pursuant to which the voting or economic interests of the stockholders are affected and in each case describing any changes in voting or economic rights which may arise pursuant to such arrangement, contract or understanding and (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.”

Section 11(A)(3) of the Amended and Restated Bylaws of the Corporation is hereby amended and restated in its entirety as follows:

“(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least one hundred days (a) in the case of the first annual meeting of the Corporation, prior to June 7, 2019, and (b) in the case of any subsequent annual meeting of the Corporation, prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.”